First Choice Bancorp Reports Fourth Quarter and Full Year 2018 Financial Results

and Declares Quarterly Dividend

Current Quarter Highlights

●	Net income of $6.7 million, or $0.56 per diluted share

●	Net income included after tax merger related expenses of $606 thousand, or $0.05 per diluted share

●	Net interest margin expands to 5.34%

●	Total loans held for investment increased $25.6 million, or 8.4% annualized

●	Noninterest-bearing deposits at 43.7% of total deposits

●	Cash dividend of $0.20 per share paid

●	First quarter of 2019 cash dividend of $0.20 per share declared

Full Year Highlights

●	Net income of $15.1 million, a 105.7% increase over prior year

●	Diluted earnings per share of $1.64, a 60.8% increase over prior year

●	Net interest margin of 4.93%

●	Total loans held for investment increased $509.3 million; includes organic loan growth of $109.4 million, or 14.8%

●	Deposit growth of $479.7 million

●	Acquisition of Pacific Commerce Bank

●	Cash dividends of $0.80 per share paid

Cerritos, CA, January 28, 2019 – First Choice Bancorp (NASDAQ: FCBP), today reported net income for the fourth quarter of 2018 of $6.7 million, or $0.56 per diluted share, compared to net income of $2.6 million, or $0.25 per diluted share, for the third quarter of 2018. After-tax merger, integration and public company registration costs of $606 thousand and $2.7 million reduced diluted earnings per share $0.05 and $0.26 for the fourth quarter and third quarter of 2018.

Net income for the full year of 2018 was $15.1 million, or $1.64 per diluted share, compared to net income for the full year 2017 of $7.4 million, or $1.02 per diluted share. After-tax merger, integration and public company registration costs of $4.0 million reduced diluted earnings per share by $0.44 for the full year of 2018. Net income for the fourth quarter and full year of 2017 included a $1.8 million income tax write-down adjustment related to the decline in value of the Company’s net deferred tax assets (“DTA”) to reflect the reduction in the federal corporate tax rate as a result of the “Tax Cuts and Jobs Act” that was enacted into law on December 22, 2017. This DTA write-down reduced diluted earnings per share for the fourth quarter and full year of 2017 by $0.25 for the respective reporting periods. The net income and diluted earnings per share increases for all of the periods presented were largely driven by the acquisition of Pacific Commerce Bancorp (“PCB”) which was completed on July 31, 2018. PCB’s operating results have been included since the date of acquisition.

“Our fourth quarter performance capped a milestone year for First Choice Bancorp that included listing on the NASDAQ stock exchange and completing our merger with Pacific Commerce Bancorp,” said Peter Hui, Chairman of the Board of First Choice Bancorp. “We believe these accomplishments have created significant value for our franchise. Going forward, we believe that the strong returns generated from our business model will provide us the flexibility to return capital to shareholders through dividends and stock buybacks, while also supporting our continued growth.”

“We had a very productive quarter, as we continued to generate solid organic loan growth while fully integrating the operations of Pacific Commerce Bank and ensuring a smooth transition for our new clients and employees,” said Robert M. Franko, President and CEO of First Choice Bancorp. “With the beneficial impact of PCB’s operations, we are seeing positive trends across our key performance metrics including lower funding costs, an expanding net interest margin, and an improved efficiency ratio. We also continue to have outstanding asset quality and had no net charge-offs in the quarter. In 2019, we will remain focused on the disciplined expense management that has been in place since the merger. We also expect to capitalize on our larger presence in Southern California to continue attracting new customers to the company, generating solid balance sheet growth, and delivering another strong year of earnings growth for our shareholders.”

STATEMENT OF INCOME

Operating Results for the Fourth Quarter 2018

Net Interest Income

Net interest income for the fourth quarter of 2018 was $19.5 million, an increase of $3.7 million, from $15.8 million for the third quarter of 2018 due to higher interest income of $3.9 million partially offset by higher interest expense of $190 thousand. Interest income increased due to higher average interest earning assets and higher yields on such earning assets for the fourth quarter of 2018. Average interest-earning assets increased $186.2 million for the fourth quarter due primarily to the full quarter impact of the PCB acquisition. The earning asset yield increased 33 basis points during the fourth quarter due in part to higher accelerated accretion from early loan payoffs of $400 thousand and higher Federal Reserve Bank (“FRB”) and Federal Home Loan Bank of San Francisco (“FHLB”) dividends of $200 thousand. The fourth quarter of 2018 included FRB dividends of $100 thousand and a special FHLB dividend of $100 thousand; there were no similar amounts in the third quarter of 2018. First Choice Bank purchased $6.7 million of FRB stock in conjunction with becoming a state member bank of the Federal Reserve in the fourth quarter of 2018.

Net Interest Margin

Net interest margin for the fourth quarter of 2018 increased 37 basis points to 5.34% from 4.97% for the third quarter of 2018. The increase was driven by higher market rates on new loan production and loan repricing, higher accelerated accretion of discounts due to early loan payoffs, the FRB and special FHLB dividends, and the improved funding mix. The loan yield for the fourth quarter of 2018 increased 17 basis points to 6.49% from 6.32% for the third quarter of 2018. The discount accretion from acquired loans and accelerated discount accretion due to early loan payoffs contributed 47 basis points to the fourth quarter of 2018 loan yield and 42 basis points to the third quarter of 2018 loan yield. The fourth and third quarters of 2018 included accelerated discount accretion due to early payoffs of loans of $630 thousand and $230 thousand which expanded the net interest margin 17 basis points and 7 basis points, respectively. The accretion of net discounts on the acquired PCB loans contributed $882 thousand, or 24 basis points to the fourth quarter of 2018 net interest margin, compared to $923 thousand, or 29 basis points in the third quarter of 2018. The fourth quarter of 2018 also benefited from the addition of the special FHLB dividend which increased the net interest margin by 3 basis points. The following chart shows the impact of discount accretion from acquired loans, accelerated discount accretion due to early loan payoffs, and the special FHLB dividends on net interest income and the net interest margin for periods indicated:

	Three Months Ended
	December 31, 2018		September 30, 2018		Variance
	Interest Income	Yield	Interest Income	Yield	Interest Income	Yield
	(dollars in thousands)
Net interest margin	$19,502	5.34%	$15,796	4.97%	$3,706	0.37%
Less:
Accretion income from acquisition	882	0.24%	923	0.29%	(41)	(0.05)%
Accelerated accretion income	630	0.17%	230	0.07%	400	0.10%
FHLB special dividend income	100	0.03%	—	—%	100	0.03%
Core net interest margin	$17,890	4.90%	$14,643	4.61%	$3,247	0.29%

The cost of funds decreased 6 basis points to 78 basis points for the fourth quarter of 2018 compared to 84 basis points for the third quarter of 2018. The lower cost of funds was attributed to a higher percentage of average noninterest-bearing deposits. Average noninterest-bearing deposits increased $140.4 million, and average total deposits increased $167.2 million due mostly to including PCB’s operations for the full fourth quarter of 2018. Average noninterest-bearing deposits totaled $566.3 million and represented 43.8% of average total deposits for the fourth quarter of 2018, compared to $425.8 million and 37.8% for the third quarter of 2018.

Noninterest Income

Noninterest income for the fourth quarter of 2018 was $1.6 million, an increase of $858 thousand from $705 thousand for the third quarter of 2018 due to higher gain on sale of SBA loans, net servicing fees, and other income. SBA loans sold totaled $13.3 million, resulting in a gain on sale of $639 thousand in the fourth quarter of 2018 compared to $2.4 million in SBA loans sold, resulting in a gain on sale of $171 thousand in the third quarter of 2018. Net servicing fees increased $152 thousand in the fourth quarter of 2018 due to the combination of higher servicing fee income of $35 thousand and lower servicing asset amortization of $117 thousand. The decrease in servicing asset amortization was due to lower amortization related to early loan payoffs; the fourth quarter of 2018 included amortization related to early loan payoffs of $162 thousand, compared to $285 thousand in the prior quarter. Other income for the fourth quarter of 2018 included returns related to a CRA investment of $92 thousand; there was no similar income in the other periods presented.

Noninterest Expense

Noninterest expense for the fourth quarter of 2018 was $10.8 million, a decrease of $1.5 million from $12.4 million for the third quarter of 2018. The decrease was primarily attributable to a $2.9 million decrease in merger, integration and public company registration costs to $859 thousand in the fourth quarter of 2018 from $3.8 million in the third quarter of 2018. Excluding merger, integration and public company registration costs, noninterest expense increased $1.4 million to $10.0 million, with increases in most overhead expense categories resulting primarily from the full quarter impact of PCB’s operations.

The operating efficiency ratio was 51.4% in the fourth quarter of 2018, compared with 74.9% in the third quarter of 2018. Excluding the impact of the merger, integration and public company registration costs, the operating efficiency ratio was 47.3% in the fourth quarter of 2018, compared with 51.9% in the third quarter of 2018.

Income Taxes

Income tax expense of $3.1 million for the fourth quarter of 2018 represented an effective tax rate of 31.7%, compared to 26.4% reported for the third quarter of 2018. The increase in the effective tax rate was due mostly to the prior quarter including a tax benefit related to the re-measurement of the impact of the “Tax Cut and Jobs Act” on the deferred tax amount. The effective tax rate for the full year of 2018 was 29.8%. The effective tax rate for 2019 is expected to be 29.6%.

STATEMENT OF FINANCIAL CONDITION

Loan Portfolio

Total loans held for investment increased $25.6 million, or 2.1%, to $1.25 billion at December 31, 2018, from $1.23 billion at September 30, 2018. The increase was due to organic growth across most of the Company’s major lending areas. During the fourth quarter of 2018, new loan commitments originated totaled $115.2 million, including $78.0 million in construction and commercial real estate loans, $25.1 million in SBA loans, and $12.1 million in commercial and industrial loans. The Company originates SBA loans, some of which get retained in the Company’s portfolio, and some of which are sold into the secondary market. As a result of the US Government shutdown which began on December 22, 2018, no new SBA preferred lender approvals have been received, and no new SBA loans can be approved and originated until the SBA reopens. If the shutdown continues, it will significantly reduce SBA originations in the first quarter of 2019.

Deposits

Total deposits decreased $54.8 million, or 4.2%, to $1.25 billion at December 31, 2018, from $1.31 billion at September 30, 2018. Total non-maturity deposits totaled $1.01 billion, a decrease of $37.7 million or 3.6% from September 30, 2018; the decrease was attributed primarily to our deposit customers’ year-end cash needs. Noninterest-bearing deposits represented 43.7% of total deposits at December 31, 2018 compared to 42.3% at September 30, 2018.

Time deposits totaled $240.5 million at December 31, 2018, compared to $257.6 million at September 30, 2018. Brokered time deposits remained the same totaling $53.4 million at December 31, 2018 and September 30, 2018. The $17.1 million decrease in time deposits was due mostly to a $15 million maturity redemption from the State of California public deposit program.

Credit Quality

Non-performing loans totaled $1.7 million, or 0.11% of total assets, at December 31, 2018, compared with $1.1 million, or 0.07% of total assets, at September 30, 2018. Net charge-offs for the fourth quarter of 2018 were zero, compared to $320 thousand, or 0.12% of average loans on an annualized basis for the third quarter of 2018.

Loan delinquencies (30-89 days) totaled $484 thousand at December 31, 2018, compared to $5.4 million, or 0.4% of total loans held for investment at September 30, 2018.

The Company recorded a provision for loan losses of $400 thousand for the fourth quarter of 2018. The provision for loan losses primarily relates to growth in the loan portfolio. The allowance for loan losses (“ALLL”) represented 0.88% of total loans held for investment and 642.0% of nonperforming loans at December 31, 2018, compared with 0.87% and 945.5%, respectively, at September 30, 2018. At December 31, 2018, the net carrying value of loans acquired through the acquisition of PCB of $351.4 million includes a remaining net discount of $9.5 million; such discount is available to absorb losses on loans in the acquired portfolio and it represents 0.75% of total gross loans held for investment.

CAPITAL POSITION

Capital Ratios

At December 31, 2018, the Bank exceeded all regulatory capital requirements under Basel III and was considered to be a ‘‘well-capitalized’’ financial institution.

Bank Only	December 31, 2018	September 30, 2018	December 31, 2017
Total Capital (to Risk-Weighted Assets)	14.18%	13.69%	14.72%
Tier 1 Capital (to Risk-Weighted Assets)	13.26%	12.79%	13.46%
CET1 Capital (to Risk-Weighted Assets)	13.26%	12.79%	13.46%
Tier 1 Capital (to Average Assets)	12.03%	13.50%	11.75%

Stock Repurchase Program

During the fourth quarter of 2018, the Company repurchased 36,283 shares at an average price of $21.82 under the stock repurchase program announced in December 2018. The remaining number of shares authorized to be repurchased under this program is 1,163,717 shares at December 31, 2018.

Quarterly Cash Dividend Declared

On January 24, 2019, the Company declared a cash dividend of $0.20 per share payable on or about February 21, 2019 to shareholders of record on February 7, 2019.

About First Choice Bancorp

First Choice Bancorp is a community-based bank holding company headquartered in Cerritos, California, and it is the sole shareholder of First Choice Bank. As of December 31, 2018, First Choice Bancorp had total assets of approximately $1.6 billion. First Choice Bank, headquartered in Cerritos, California is a community-focused financial institution, serving primarily commercial and consumer clients in diverse communities and specializing in loans to small businesses, private banking clients, commercial and industrial loans, and commercial real estate loans with a niche in providing financing for the hospitality industry. First Choice Bank is a Preferred Small Business Administration (SBA) Lender. First Choice Bank conducts business through 11 full service branches, and 1 lending office located in Los Angeles, Orange and San Diego Counties. Founded in 2005, First Choice Bank has quickly become a leading provider of financial services that enable our customers to grow, maintain strength, and achieve their business objectives. We strive to surpass our clients’ expectations through our efficiency and professionalism and are committed to being “First in Speed, Service, and Solutions.” First Choice Bancorp stock is traded on the Nasdaq Capital Market under the ticker symbol “FCBP.”

First Choice Bank’s website is www.FirstChoiceBankCA.com.

Disclosure

This press release contains certain non-GAAP financial disclosures for efficiency ratio, adjusted efficiency ratio, adjusted net income, adjusted return on average assets, adjusted return on average equity, return on average tangible equity, adjusted return on average tangible equity, tangible common equity ratio, and tangible book value per share. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.

Forward-Looking Statements

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California Department of Business Oversight; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its registration statements as filed under Form S-4 and Form 8-A, and particularly the discussion of risk factors within those documents. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

Contacts

First Choice Bancorp

Robert M. Franko, 562.345.9241

President & Chief Executive Officer

or

Lynn M. Hopkins, 562.263.8327

Executive Vice President & Chief Financial Officer

First Choice Bancorp and Subsidiary

Financial Highlights and Selected Ratios (unaudited):

	At or for the three months ended			At or for the twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
	(dollars in thousands, except per share amounts)
Total interest income	$22,085	$18,189	$11,367	$64,377	$40,819
Total interest expense	2,583	2,393	1,560	8,710	6,041
Net interest income	19,502	15,796	9,807	55,667	34,778
Provision for (reversal of) loan losses	400	600	(358)	1,520	642
Net interest income after provision for loan losses	19,102	15,196	10,165	54,147	34,136
Total noninterest income	1,563	705	935	3,610	5,061
Total noninterest expense	10,833	12,365	6,500	36,192	23,754
Income before taxes	9,832	3,536	4,600	21,565	15,443
Income taxes	3,119	932	3,645	6,435	8,089
NET INCOME	$6,713	$2,604	$955	$15,130	$7,354

Total assets	$1,622,501	$1,587,356	$903,795	$1,622,501	$903,795
Total loans held for investment	1,250,981	1,225,376	741,713	1,250,981	741,713
Total deposits	1,252,339	1,307,110	772,679	1,252,339	772,679
Noninterest-bearing deposits	546,713	553,253	235,584	546,713	235,584

Selected financial highlights and ratios:
Dividends declared per common share	$0.20	$0.20	$0.20	$0.80	$0.80
Net income per share-diluted [1]	$0.56	$0.25	$0.13	$1.64	$1.02
Return on average assets (annualized)	1.7%	0.8%	0.4%	1.3%	0.8%
Return on average equity (annualized)	10.8%	5.2%	3.6%	9.1%	7.0%
Return on tangible equity [2](annualized)	16.0%	7.1%	3.6%	11.4%	7.0%
Net interest margin	5.34%	4.97%	4.35%	4.93%	3.97%
Cost of deposits	0.75%	0.81%	0.76%	0.82%	0.77%
Cost of funds	0.78%	0.84%	0.78%	0.86%	0.78%
Efficiency ratio [2]	51.4%	74.9%	60.5%	61.1%	59.6%
Noninterest-bearing deposits to total deposits	43.7%	42.3%	30.5%	43.7%	30.5%
Equity to assets ratio	15.3%	15.3%	11.7%	15.3%	11.7%
Tangible common equity ratio [2]	10.9%	10.8%	11.7%	10.9%	11.7%
Book value per share	$21.16	$20.76	$14.56	$21.16	$14.56
Tangible book value per share [2]	$14.33	$13.92	$14.56	$14.33	$14.56

(1)	Diluted earnings per share is based on the two class method; net income available to common shareholders includes dividends and earnings allocated to participating securities.

(2)	Non-GAAP measure. See GAAP to non-GAAP reconciliation.

First Choice Bancorp and Subsidiary

Condensed Consolidated Balance Sheets (unaudited)

	December 31, 2018	September 30, 2018	December 31, 2017
	(dollars in thousands, except per share amounts)
ASSETS
Cash and due from banks	$17,874	$12,140	$5,405
Interest-bearing deposits at other banks	176,502	178,834	97,727
Securities purchased under agreements to resell	3,000	3,000	—
Total cash and cash equivalents	197,376	193,974	103,132
Investment securities, available-for-sale	29,543	28,473	32,460
Investment securities, held-to-maturity	5,322	5,333	5,300
Loans held for sale	28,022	26,122	10,599
Total loans held for investment	1,250,981	1,225,376	741,713
Allowance for loan losses	(11,056)	(10,656)	(10,497)
Total loans held for investment, net	1,239,925	1,214,720	731,216
Restricted stock investments, at cost	12,855	6,135	3,640
Equity securities, at fair value	2,538	2,500	2,542
Accrued interest receivable	5,069	4,996	3,108
Premises and equipment	1,973	2,131	1,035
Servicing asset	3,186	3,162	2,618
Deferred taxes	8,666	7,740	4,495
Goodwill	73,425	73,425	—
Core deposit intangible	6,576	6,775	—
Other assets	8,025	11,870	3,650
TOTAL ASSETS	$1,622,501	$1,587,356	$903,795

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$546,713	$553,253	$235,584
Money market, interest checking and savings	465,123	496,257	372,699
Time deposits	240,503	257,600	164,396
Total deposits	1,252,339	1,307,110	772,679
Short term borrowings	104,998	15,000	20,000
Senior secured debt	8,450	12,550	350
Accrued interest payable	165	366	114
Other liabilities	8,480	8,953	4,958
Total liabilities	1,374,432	1,343,979	798,101
Total shareholders’ equity	248,069	243,377	105,694
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,622,501	$1,587,356	$903,795

Shares outstanding	11,726,074	11,720,582	7,260,119
Book value per share	$21.16	$20.76	$14.56
Tangible book value per share	$14.33	$13.92	$14.56

Condensed Consolidated Statements of Income (unaudited)

	For the Three Months Ended			For the Twelve Months Ended December 31,
	December 31, 2018	September 30, 2018	December 31, 2017	2018	2017
	(dollars in thousands, except per share amounts)
INTEREST INCOME
Interest and fees on loans	$20,838	$17,296	$10,840	$61,075	$38,624
Interest on investment securities	224	226	228	922	959
Interest on deposits in financial institutions	697	621	237	1,872	970
Dividends on FHLB and other stock	326	46	62	508	266
Total interest income	22,085	18,189	11,367	64,377	40,819
INTEREST EXPENSE
Interest on savings, interest checking and money market accounts	1,353	1,223	887	4,364	3,911
Interest on time deposits	1,078	1,072	558	3,686	1,890
Interest on borrowings	152	98	115	660	240
Total interest expense	2,583	2,393	1,560	8,710	6,041
Net interest income	19,502	15,796	9,807	55,667	34,778
Provision for (reversal of) loan losses	400	600	(358)	1,520	642
Net interest income after provision for loan losses	19,102	15,196	10,165	54,147	34,136
NONINTEREST INCOME
Gain on sale of loans	639	171	433	1,505	3,596
Service charges and fees on deposit accounts	437	380	97	1,241	329
Net servicing fees	191	39	130	509	701
Other income	296	115	275	355	435
Total noninterest income	1,563	705	935	3,610	5,061
NONINTEREST EXPENSE
Salaries and employee benefits	5,530	5,046	3,523	18,077	14,560
Occupancy and equipment	1,070	891	540	3,049	2,084
Professional fees	515	400	512	1,598	972
Data processing	757	666	412	2,293	1,491
Office, postage and telecommunications	297	256	197	938	720
Deposit insurance and regulatory assessments	121	143	151	460	467
Loan related	155	142	106	483	345
Customer service related	416	208	206	865	618
Merger, integration and public company registration costs	859	3,797	—	5,385	—
Amortization of core deposit intangible	199	133	—	332	—
Other expenses	914	683	853	2,712	2,497
Total noninterest expense	10,833	12,365	6,500	36,192	23,754
Income before taxes	9,832	3,536	4,600	21,565	15,443
Income taxes	3,119	932	3,645	6,435	8,089
Net income	$6,713	$2,604	$955	$15,130	$7,354

Net income per share-diluted [1]	$0.56	$0.25	$0.13	$1.64	$1.02
Weighted average shares - diluted	11,880,163	10,357,069	7,220,494	9,143,242	7,138,404

(1)	Diluted earnings per share is based on the two class method; net income available to common shareholders includes dividends and earnings allocated to participating securities.

First Choice Bancorp and Subsidiary

Average Balance Sheets and Yield Analysis

	Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost
	(dollars in thousands)
Interest-earning assets:
Loans (1)	$1,274,252	$20,838	6.49%	$1,085,572	$17,296	6.32%	$771,983	$10,840	5.57%
Investment securities	35,889	224	2.48%	37,064	226	2.42%	39,753	228	2.28%
Due from banks	120,553	682	2.24%	130,537	611	1.86%	78,377	237	1.20%
Federal funds sold/resale agreements	3,000	15	1.98%	1,989	10	1.99%	—	—	N/A
FHLB and other bank stock	13,890	326	9.31%	6,180	46	2.95%	3,933	62	6.25%
Total interest-earning assets	1,447,584	22,085	6.05%	1,261,342	18,189	5.72%	894,046	11,367	5.04%

Noninterest-earning assets	114,591			81,222			10,374
Total assets	$1,562,175			$1,342,564			$904,420

Interest-bearing liabilities:
Interest checking	$148,935	$407	1.08%	$132,492	$361	1.08%	$217,649	$588	1.07%
Money market accounts	281,829	874	1.23%	260,468	781	1.19%	67,268	115	0.68%
Savings accounts	41,358	72	0.69%	43,465	81	0.74%	79,403	184	0.92%
Time deposits	201,523	862	1.70%	210,158	863	1.63%	109,977	345	1.24%
Brokered time deposits	53,382	216	1.61%	53,710	209	1.54%	51,760	213	1.63%
Total interest-bearing deposits	727,027	2,431	1.33%	700,293	2,295	1.30%	526,057	1,445	1.09%
Short term and other borrowings	4,321	26	2.39%	5,514	30	2.15%	36,281	115	1.26%
Senior secured notes	8,727	126	5.73%	5,018	68	5.38%	—	—	N/A
Total interest-bearing liabilities	740,075	2,583	1.38%	710,825	2,393	1.34%	562,338	1,560	1.10%

Noninterest-bearing liabilities:
Demand deposits	566,277			425,842			230,039
Other liabilities	8,297			6,627			4,617
Shareholders’ equity	247,526			199,270			107,426

Total liabilities and shareholders’ equity	$1,562,175			$1,342,564			$904,420

Net interest spread		$19,502	4.67%		$15,796	4.38%		$9,807	3.94%
Net interest margin			5.34%			4.97%			4.35%

Total deposits	$1,293,304	$2,431	0.75%	$1,126,135	$2,295	0.81%	$756,096	$1,445	0.76%
Total funding sources	$1,306,352	$2,583	0.78%	$1,136,667	$2,393	0.84%	$792,377	$1,560	0.78%

(1) Average loans include net discounts and net deferred fees. Interest income on loans includes $154 thousand, $143 thousand, and $107 thousand related to the accretion of net deferred loans fees and $1.6 million, $1.2 million, and $380 thousand related to accretion of discounts for the three months ended December 31, 2018, September 30, 2018, and December 31, 2017, respectively.

First Choice Bancorp and Subsidiary

Average Balance Sheets and Yield Analysis (continued)

	Twelve Months Ended December 31,
	2018			2017
	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost
	(dollars in thousands)
Interest-earning assets:
Loans (1)	$985,513	$61,075	6.20%	$739,935	$38,624	5.22%
Investment securities	37,642	922	2.45%	42,456	959	2.26%
Due from banks	98,353	1,847	1.88%	87,087	935	1.07%
Federal funds sold/resale agreements	1,258	25	1.99%	2,221	35	1.57%
FHLB and other bank stock	7,043	508	7.21%	3,881	266	6.86%
Total interest-earning assets	1,129,809	64,377	5.70%	875,580	40,819	4.66%

Noninterest-earning assets	54,500			8,850
	$1,184,309			$884,430

Interest-bearing liabilities:
Interest checking	$153,403	$1,679	1.09%	$243,568	$2,631	1.08%
Money market accounts	196,871	2,275	1.16%	73,734	483	0.66%
Savings accounts	51,254	410	0.80%	85,315	797	0.93%
Time deposits	176,761	2,912	1.65%	107,606	1,242	1.15%
Brokered time deposits	52,879	774	1.46%	44,125	648	1.47%
Total interest-bearing deposits	631,168	8,050	1.28%	554,348	5,801	1.05%
Short term and other borrowings	23,176	412	1.78%	20,475	239	1.16%
Senior secured notes	4,544	248	5.46%	3	1	—%
Total interest-bearing liabilities	658,888	8,710	1.32%	574,826	6,041	1.05%

Noninterest-bearing liabilities:
Demand deposits	353,157			199,766
Other liabilities	5,790			4,206
Shareholders’ equity	166,474			105,632

Total liabilities and shareholders’ equity	$1,184,309			$884,430

Net interest spread		$55,667	4.38%		$34,778	3.61%
Net interest margin			4.93%			3.97%

Total deposits	$984,325	$8,050	0.82%	$754,114	$5,801	0.77%
Total funding sources	$1,012,045	$8,710.4	0.86%	$774,592	$6,040.75	0.78%

(1) Average loans include net discounts and deferred costs. Interest income on loans includes $469 thousand and $439 thousand related to the accretion of net deferred loans fees and $4.0 million and $(293) thousand related to accretion (amortization) of discounts (premiums) for the year ended December 31, 2018 and 2017, respectively.

First Choice Bancorp and Subsidiary

Loans Composition

	December 31, 2018		September 30, 2018		December 31, 2017
	Amount	Percentage of Total	Amount	Percentage of Total	Amount	Percentage of Total
	(dollars in thousands)

Construction and land development	$184,177	14.7%	$172,938	14.1%	$115,427	15.6%
Real estate:
Residential	57,443	4.6%	60,570	4.9%	63,415	8.5%
Commercial real estate - owner occupied	179,494	14.3%	181,089	14.8%	52,753	7.1%
Commercial real estate - non-owner occupied	401,272	32.2%	392,919	32.1%	251,821	33.9%
Commercial and industrial	282,111	22.5%	270,661	22.1%	169,183	22.8%
SBA loans	146,462	11.7%	147,359	12.0%	88,688	12.0%
Consumer	159	—%	—	—%	826	0.1%
Total loans held for investment, net of discounts	$1,251,118	100.0%	$1,225,536	100.0%	$742,113	100.0%
Deferred loan fees, net of costs	(137)		(160)		(400)
Total loans held for investment	$1,250,981		$1,225,376		$741,713
Allowance for loan losses	(11,056)		(10,656)		(10,497)
Total loans held for investment, net	$1,239,925		$1,214,720		$731,216

	December 31, 2018	September 30, 2018	December 31, 2017
	(dollars in thousands)
Gross loans held for investment (1)	$1,263,891	$1,239,442	$745,887
Unamortized net discounts(2)	(12,773)	(13,906)	(3,774)
Net unamortized deferred origination fees	(137)	(160)	(400)
Total loans held for investment	$1,250,981	$1,225,376	$741,713
(1)	Gross loans includes purchased credit impaired loans with a net carrying value of $2.6 million, or 0.21% of gross loans at December 31, 2018, and $3.0 million, or 0.24% of gross loans at September 30, 2018.

(2)	Unamortized net discounts includes discounts related to the retained portion of SBA loans and net discounts on acquired loans. At December 31, 2018 unamortized net discounts totaled $12.8 million of which $9.5 million was associated with loans acquired in the PCB acquisition and expected to be accreted into interest income over a weighted average life of 5.8 years.

First Choice Bancorp and Subsidiary

Allowance for Loan losses

	For the three months ended			For the twelve months ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(dollars in thousands)
Balance, beginning of period	$10,656	$10,376	$10,803	$10,497	$11,599
Provision for (reversal of) loan losses	400	600	(358)	1,520	642
Charge-offs	(17)	(358)	(30)	(1,149)	(1,845)
Recoveries	17	38	82	188	101
Net (charge-offs) recoveries	—	(320)	52	(961)	(1,744)
Balance, end of period	$11,056	$10,656	$10,497	$11,056	$10,497

Annualized net (charge-offs) recoveries to average loans	—%	(0.12)%	0.03%	(0.10)%	(0.24)%

Credit Quality (1)

	December 31, 2018	September 30, 2018	December 31, 2017
	(dollars in thousands)
Accruing loans past due 90 days or more	$—	$—	$—
Non-accrual loans	1,128	561	—
Troubled debt restructurings on non-accrual	594	566	1,761
Total nonperforming loans	1,722	1,127	1,761
Foreclosed assets	—	—	—
Total nonperforming assets	$1,722	$1,127	$1,761
Troubled debt restructurings - on accrual	$328	$329	$—

Nonperforming loans as a percentage of total loans held for investment	0.14%	0.09%	0.24%
Nonperforming loans as a percentage of total assets	0.11%	0.07%	0.19%
Allowance for loan losses as a percentage of total loans held for investment	0.88%	0.87%	1.41%
Allowance for loan losses as a percentage of nonperforming loans	642.0%	945.5%	596.1%
Accruing loans held for investment past due 30 - 89 days	$484	$5,398	$1,079

(1) Excludes purchased credit impaired loans with a carrying value of $ 2.6 million at December 31, 2018, $3.0 million at September 30, 2018, and $0 at December 31, 2017.

First Choice Bancorp and Subsidiary

GAAP to Non-GAAP Reconciliation

This press release contains certain non-GAAP financial disclosures for: (1) efficiency ratio, (2) adjusted efficiency ratio, (3) adjusted net income, (4) adjusted return on average assets, (5) adjusted return on average equity, (6) return on average tangible equity, (7) adjusted return on average tangible equity, (8) tangible common equity ratio, and (9) tangible book value per share. The Company believes the presentation of certain non-GAAP financial measures assists investors in evaluating our financial results. In particular, the use of return on average tangible equity, tangible common equity ratio, and tangible book value per share is prevalent among banking regulators, investors and analysts. These non-GAAP measures should be taken together with the corresponding GAAP measures and should not be considered a substitute of the GAAP measures.

The tables below present the reconciliations certain GAAP financial measures to the related non-GAAP financial measures:

	For the three months ended			For the twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
	(dollars in thousands)
Efficiency Ratio
Noninterest expense (numerator)	$10,833	$12,365	$6,500	$36,192	$23,754
Less: merger, integration and public company registration costs	859	3,797	—	5,385	—
Noninterest expense without merger, integration and public company registration costs(numerator)	$9,974	$8,568	$6,500	$30,807	$23,754

Net interest income	$19,502	$15,796	$9,807	$55,667	$34,778
Plus: Noninterest income	1,563	705	935	3,610	5,061
Total net interest income and noninterest income (denominator)	$21,065	$16,501	$10,742	$59,277	$39,839
Efficiency ratio	51.4%	74.9%	60.5%	61.1%	59.6%
Adjusted efficiency ratio(excluding merger, integration and public company registration costs)	47.3%	51.9%	60.5%	52.0%	59.6%

Return on Average Assets, Equity, Tangible Equity
Net income	$6,713	$2,604	$955	$15,130	$7,354
Add: After-tax merger, integration and public company registration costs	606	2,716	—	4,029	—
Adjusted net income	$7,319	$5,320	$955	$19,159	$7,354

Average assets	$1,562,175	$1,342,564	$904,420	$1,184,309	$884,430
Average shareholders’ equity	$247,526	$199,270	$107,426	$166,474	$105,632
Less: Average intangible assets	80,125	53,078	—	33,575	—
Average tangible common equity	$167,401	$146,192	$107,426	$132,899	$105,632

Return on average assets	1.7%	0.8%	0.4%	1.3%	0.8%
Adjusted return on average assets	1.9%	1.6%	0.4%	1.6%	0.8%

Return on average equity	10.8%	5.2%	3.6%	9.1%	7.0%
Adjusted return on average equity	11.8%	10.7%	3.6%	11.5%	7.0%

Return on average tangible common equity	16.0%	7.1%	3.6%	11.4%	7.0%
Adjusted return on average tangible common equity	17.5%	14.6%	3.6%	14.4%	7.0%

First Choice Bancorp and Subsidiary

GAAP to Non-GAAP Reconciliation (continued)

Tangible Common Equity Ratio/	December 31,	September 30,	December 31,
Tangible Book Value Per Share	2018	2018	2017
	(dollars in thousands, except per share amounts)
Shareholders’ equity	$248,069	$243,377	$105,694
Less: Intangible assets	80,001	80,200	—
Tangible common equity	$168,068	$163,177	$105,694

Total assets	$1,622,501	$1,587,356	$903,795
Less: Intangible assets	80,001	80,200	—
Tangible assets	$1,542,500	$1,507,156	$903,795

Equity to assets ratio	15.3%	15.3%	11.7%
Tangible common equity ratio	10.9%	10.8%	11.7%

Shares outstanding	11,726,074	11,720,582	7,260,119
Book value per share	$21.16	$20.76	$14.56
Tangible book value per share	$14.33	$13.92	$14.56